EXHIBIT 2.2

FIRST AMENDMENT TO

SHARE SALE AND PUCHASE AGREEMENT

This FIRST AMENDMENT TO THE SHARE SALE AND PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the 2nd day of December, 2018, by and between Kalmin Corp. (“Purchaser) and NoTie, LLC (“Seller”).

Recitals

This Amendment is made with respect to the following facts:

A. Seller and Purchaser entered into that certain Share Sale and Purchase Agreement dated as of December 1, 2018 (the “Purchase Agreement”), with respect to the purchase of NoTie, LLC and its Business as more particularly described in the Purchase Agreement.

B. Seller and Purchaser desire to amend the Purchase Agreement as hereinafter set forth in this Amendment.

Agreement

NOW THEREFORE, for and in consideration of the foregoing Recitals, the conditions, terms, covenants and agreements set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree that the Purchase Agreement is amended as set forth in this Amendment:

1.	Defined Terms. Each initially capitalized term used in this Amendment has the meaning set forth for that term in the Purchase Agreement, unless otherwise defined in this Amendment.

2.	Extension of Closing Date. Section 1.04 of the Purchase Agreement is hereby amended to provide that the Closing Date shall occur on or before January 31, 2019.

3.	No Other Amendments; This Amendment Governs and Controls. Except as expressly modified hereby, the Purchase Agreement shall remain unmodified and in full force and effect. To the extent any of the provisions of this Amendment are inconsistent with any of the provisions set forth in the Purchase Agreement, the provisions of this Amendment shall govern and control.

4.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Each counterpart may be delivered by electronic transmission. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto.

First Amendment to Share Sale and Purchase Agreement	Page 2 of 2

IN WITNESS WHEROF, Purchaser and Seller have executed this Amendment as of the day and year first written above.

PURCHASER:		SELLER:

KALMIN CORP.		NOTIE, LLC

By:	/s/ Teddy Chen An	By:	/s/ Todd Bernhard
	Teddy Chen An		Todd Bernhard